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                                Exhibit 21.1(b)



                          JOS. A. BANK CLOTHIERS, INC.

                                  SUBSIDIARIES



-  The Joseph A. Bank Mfg. Co., Inc., a New Jersey corporation

-  National Tailoring Services, Inc., a Delaware corporation

-  Jos. Bank of Fishkill, Inc., a Maryland corporation

-  RS Servicing Co., Inc., a Delaware corporation

-  IS Servicing Co., Inc., a Delaware corporation